Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-161849, 333-146321, 333-188622, 333-223534, 333-253985, 333-265207 and 333-291336 on Form S-8, Registration Statement No. 333-280991 on Form S-3 ASR and Registration Statement No. 333-250903 on Form S-4 of our reports dated February 27, 2026, relating to the financial statements of Callaway Golf Company (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Costa Mesa, California
February 27, 2026